PROVIDENT BANCORP, INC.
ANNOUNCES STOCK OFFERING RESULTS AND
EXPECTED CLOSING DATE

Amesbury, Massachusetts, July 13, 2015 — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank, announced today that it has received all regulatory approvals for its minority stock offering and expects to close the offering at the close of business on July 15, 2015.

A total of 4,274,425 shares of common stock are expected to be sold in the subscription offering at $10.00 per share, including 357,152 shares to be purchased by The Provident Bank Employee Stock Ownership Plan.  In addition, the Company is expected to issue 5,034,323 shares to Provident Bancorp, the Company’s mutual holding company, and 189,974 shares to The Provident Community Charitable Organization, Inc., a charitable foundation that has been formed in connection with the stock offering and will be dedicated to supporting charitable organizations operating in the Bank’s local community.  A total of 9,498,722 shares of common stock will be outstanding following the completion of the stock offering.

All valid orders submitted in the subscription offering will be filled in full.  Persons wishing to confirm their orders may contact the Stock Information Center at (978) 834-8505.  The Stock Information Center will be open for this purpose from 10:00 a.m. to 4:00 p.m. on July 13, 2015 through July 16, 2015 and from 10:00 a.m. to 12:00 noon on July 17, 2015.

The Company’s stock is expected to trade on the Nasdaq Capital Market under the trading symbol “PVBC” beginning on July 16, 2015.  Direct Registration System (“DRS”) statements for shares purchased in the stock offering, and interest checks for any persons who paid for their orders by check, are expected to be mailed to purchasers on or about July 20, 2015.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) has acted as marketing agent for the Company in connection with the stock offering.  Luse Gorman, PC has acted as legal counsel to the Company in connection with the stock offering, and Nutter McClennen & Fish LLP has acted as legal counsel to Sandler O’Neill in connection with the stock offering.

This press release contains certain forward-looking statements about the stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the stock offering, the possibility of unforeseen delays in the delivery of direct registration statements or checks related to the stock offering, and/or delays in the opening of trading due to market disruptions or exchange-related operational issues.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.